UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 1, 2007

CHARTERMAC

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-13237	13-3949418

(Commission File Number)	(IRS Employer Identification)
625 Madison Avenue
New York, New York	10022

(Address of Principal Executive Offices)	(Zip Code)

(212) 317-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Marc D. Schnitzer Employment Agreement

On February 1, 2007, CharterMac (the “Registrant”) announced that CharterMac Capital LLC (the “Company”), an affiliate of the Registrant that provides management services to the Registrant, entered into an Executive Employment Agreement (the “Agreement”) with Marc D. Schnitzer pursuant to which Mr. Schnitzer will continue to serve as, and have the title of, Chief Executive Officer (the “CEO”) and President of the Registrant and will have the title of Executive Managing Director of the Company. Mr. Schnitzer will also continue to serve as Chairman of the board of trustees of American Mortgage Acceptance Company. During his employment, Mr. Schnitzer will report to the Board of Trustees of the Registrant for the term of three (3) years until December 31, 2009 (the “Initial Period”). At the end of three (3) years, the term will automatically extend annually for one year (the “Additional Period”) unless the Company delivers a notice of termination at least sixty (60) days prior to the end of the employment period.

Pursuant to the Agreement, Mr. Schnitzer will receive a base salary (the “Salary”) at an annual rate of $625,000 during the first year of the Initial Period, $675,000 during the second year of the Initial Period, and $725,000 during the third year of the Initial Period per year, subject to increases in the sole and absolute discretion of the Compensation Committee of the Board of Trustees of the Registrant (the “Compensation Committee”) and Mr. Schnitzer’s Salary for any Additional Periods will be subject to negotiation between the parties but in no event will the Salary for any Additional Period be less than the Salary for the final year of the Initial Period. The Company acknowledges that Mr. Schnitzer’s Salary was increased to $625,000 effective November 17, 2006, and on or before January 31, 2007, the Company will have delivered to Mr. Schnitzer the sum of $6,994, representing the effective salary increase for the balance of 2006. Mr. Schnitzer will also be eligible for an annual bonus subject to the Compensation Committee’s discretion (the “Discretionary Bonus”). The Discretionary Bonus target will be 200–400% of his base salary, with any portion below 200% paid out in cash and any portion above 200% paid out 50% in cash and 50% in restricted common shares, pursuant to the Registrant’s Amended and Restated Incentive Share Plan (the “Incentive Plan”), which will vest ratably over three years in three equal cumulative installments of 1/3 on each of the three anniversaries of the grant date. Once vested, these shares will become non-forfeitable. In addition, the Agreement provides that Mr. Schnitzer is entitled to receive, among other benefits, an automobile allowance of $25,000 per year, a term life insurance policy in the amount of not less than $3,000,000 (as to which Mr. Schnitzer or his designee will be the owner) and supplemental, long term disability insurance which will provide Mr. Schnitzer with full disability benefits to age 65 of $15,000 per month after an exclusion period of 90 days (the “Disability Coverage”). During the 90 day exclusion period, the Company will pay Mr. Schnitzer his full Salary. Furthermore, he will receive directors’ and officers’ insurance coverage for six years after the termination of his employment and reimbursement for tax preparation expenses.

Pursuant to the Agreement, Mr. Schnitzer was granted an award of approximately $3,000,000 worth of restricted common shares of the Registrant, which will vest over three years in three equal cumulative installments of 33-1/3% on each of the three anniversaries of the grant date. Once vested these shares will become non-forfeitable. In the case of a “Change of Control”, termination without “Cause” or if Mr. Schnitzer leaves for “Good Reason”, as defined in the Agreement, any unvested restricted stock awarded or other unvested equity or options, including any issued under any New Plan, as described in the Agreement, will become fully vested. However, the Company is not obligated to extend the period of Mr. Schnitzer’s options if doing so will trigger liability for additional tax or penalties under 409A. If Mr. Schnitzer is terminated without Cause or he leaves for Good Reason, Mr. Schnitzer will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve (12) months. If Mr. Schnitzer is terminated within six (6) months prior to, or within one year after, a Change of Control, Mr. Schnitzer will be entitled to two year’s base salary plus 200% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four (24) months. Upon death or “Disability,” as defined in the Agreement, Mr. Schnitzer will be entitled to receive the same severance as if he were terminated without Cause. A delivery of a mutual release agreement (the “Release”) by Mr. Schnitzer and the Company is a condition for payment of severance if he is terminated without Cause or pursuant to a Change of Control. If Mr. Schnitzer is terminated for Cause or resigns without Good Reason, he will not receive severance payments and his unvested securities will be forfeited.

The Agreement also contains provisions for the protection of the Company, or any of its affiliates including the Registrant, relating to non-competition, protection of confidential information and non-solicitation of employees. These provisions will extend for up to twelve (12) months following termination of this employment in certain circumstances.

In the event it will be determined that any amount or benefit paid with respect to Mr. Schnitzer (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code or any person affiliated with the Company or such person), as a result of any change in ownership of the Company covered by Internal Revenue Code Section 280G(b)(2) (collectively, the “Covered Payments”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and any comparable excise tax imposed under state, local or foreign law, and/or any interest or penalties with respect to any such excise tax (such excise tax is hereinafter referred to as the “Excise Tax”), the Company will pay to Mr. Schnitzer an additional payment (the “Tax Reimbursement Payment”) in an amount such that after payment by Mr. Schnitzer of all taxes (including, without limitation, income taxes and any Excise Tax) imposed upon the Tax Reimbursement Payment, Mr. Schnitzer retains an amount of the Tax Reimbursement Payment equal to the Excise Tax imposed upon the Covered Payments.

Under the Agreement, Mr. Schnitzer agrees that all intellectual properties that Mr. Schnitzer may acquire, obtain, develop or create in connection with and during his employment, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company (collectively, “Inventions”) will belong exclusively to the Company, provided that such Inventions were due to Mr. Schnitzer’s work with the Company or any of its Affiliates, are related to the business (commercial or experimental) of the Company or any of its Affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.

Upon request of the Company, Mr. Schnitzer (or, at the Executive option, an Affiliated Entity as defined the Agreement) has acquired and hereafter will acquire and hold Interests (as defined in the Agreement) on terms reasonably acceptable to the Company and Mr. Schnitzer. Prior to transferring any Interest, Mr. Schnitzer will afford the Company the right to acquire the Interest proposed to be transferred, and the Company will, within 30 days of written notice from Mr. Schnitzer, inform Mr. Schnitzer whether the Company or its designee will acquire such Interest (in which case such Interest will be acquired within 30 days thereafter). The amount payable by the Company or its designee for any such Interest will be the fair market value as determined in accordance with the Agreement.

In the case of any transfer of an Interest to the Company or its designee, Mr. Schnitzer will upon request by the Company take or cause to be taken any action and will execute and deliver any additional documents which may be necessary in order to assure to the Company or its designee the full benefits of this Agreement; provided, however, that no action or additional documents will be required that would extend or expand upon the obligations of Mr. Schnitzer hereunder or require Mr. Schnitzer to make any representations, warranties, covenants or indemnifications, except with respect Mr. Schnitzer’s title to the Interests. The Agreement provides that Mr. Schnitzer will be entitled to a tax gross-up payment from the Company to cover any tax liability he may incur as a result of the acquisition, ownership, or disposition of such Interests.

The Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such agreement.

Marc D. Schnitzer

Mr. Schnitzer, 45, joined the Registrant’s predecessor in 1986. Over the past 20 years, Mr. Schnitzer has built the Registrant’s fund management division into the nation’s preeminent sponsor of tax credit investment funds. During his tenure, the Registrant raised more than $7 billion in equity from Fortune 500 companies for investment in tax credit properties. Mr. Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and Rehabilitation Association and the National Association of Homebuilders. He is a member of the Executive Committee of the Board of Directors of the National Multi Housing Council and a Vice President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer received his Master of Business Administration degree from The Wharton School of The University of Pennsylvania and his Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits
10.1	Executive Employment Agreement, effective January 1, 2007, by and between Marc D. Schnitzer and CharterMac Capital LLC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CharterMac

Date: February 6, 2007	By: /s/ Robert L. Levy
Robert L. Levy Chief Financial Officer

Exhibit Index

10.1	Executive Employment Agreement, effective January 1, 2007, by and between Marc D. Schnitzer and CharterMac Capital LLC.